Exhibit 10.16

PAETEC Holding Corp.

2008 Performance Bonus Plan

Introduction

The 2008 Performance Bonus Plan is established to provide effective incentives to enhance business performance and increase shareholder value. By aligning every employee’s bonus opportunity to the same goals, we encourage teamwork, cooperation and positive results for our company and the interests of our shareholders.

Plan Participants

Participants in the Plan are all full-time and part-time non-commissioned employees.

Corporate Performance Measurement

The overall company bonus pool will be funded based on how well PAETEC performs as a company for the plan year (fiscal 2008, ending December 31, 2008). Performance measures are based on combined PAETEC and McLeodUSA financials prior to and after the transaction close (McLeodUSA pre-closing results from January 1, 2008 through February 8, 2008 will be combined with PAETEC’s actual results for fiscal 2008). The pool will be funded based on performance against the following metrics:

-	60% adjusted EBITDA

-	20% Revenue Growth

-	20% Customer Satisfaction (Net Promoter Score)

For any funding of the bonus pool to occur, PAETEC must meet the minimum threshold level for at least one objective. For the bonus pool to be fully funded at its “target” level, PAETEC must achieve the target level for all three corporate objectives. The target bonus pool may be increased, up to a stated maximum amount, or decreased if PAETEC achieves higher or lower levels of adjusted EBITDA or revenue growth than are targeted.

REVENUE GROWTH

Revenue Growth is the overall increase in our total revenues from 2007 to 2008.

ADJUSTED EBITDA

Adjusted EBITDA stands for Earnings Before (1) Interest, Taxes, Depreciation and Amortization, (2) the other items identified as being deducted from adjusted EBITDA in the fiscal 2008 operating budget previously approved by the Board of Directors and (3) any items that are not contemplated by the previously approved operating budget which the compensation committee of the Board of Directors determines are appropriate for exclusion consistent with the purpose of this Plan. EBITDA results for bonus are measured after the bonus expense has been recorded.

CUSTOMER SATISFACTION

The Net Promoter Score (NPS) assessment is the measurement for customer satisfaction.

The total amount of available bonus cash as determined by the achievement of the Plan targets is expressed as a percentage of total base wages of all eligible employees. Your bonus award target is a specified percentage of your base salary based on your employment classification level within the company. Your actual bonus payout for 2008, if any, will be determined with reference to your target bonus, but will be subject to adjustment based on your individual performance toward achievement of specified individual, department or corporate goals.

Terms and Conditions

Timing of Bonus Payments

–	A mid-year progress payment may be made after the completion of the first two fiscal quarters and funded based on estimated full-year company results. The final year-end funding of the bonus pool is adjusted by the mid-year pool funding, if any, to reflect the actual full year company performance. Actual awards are always based on individual performance. Mid-year payments are not refundable.

New Hires and Promotions

–	Employees hired prior to May 1, 2008 are eligible for the mid-year progress payment. Employees hired prior to November 1, 2008 are eligible for the year-end bonus payment. The bonus target is a percentage of W-2 base wages net of overtime, prior year’s bonus and any other additives beyond base wages for the bonus period.

–	Employees promoted or demoted to a different tier will have their bonus prorated based on the portion of earnings in each tier.

Terminations

–	An employee who terminates voluntarily from the Company prior to the bonus payout is not eligible for a bonus.

–	In cases of involuntary termination due to death, disability, or position elimination before completion by the employee of the first two fiscal quarters, in the case of the progress bonus payment, or completion of the second two fiscal quarters, in the case of the year-end bonus payment, the employee will not be eligible for such bonus payment. In cases of involuntary termination due to death, disability, or position elimination after completion by the employee of the first two fiscal quarters, in the case of the progress bonus payment, or completion of the second two fiscal quarters, in the case of the year-end bonus payment, the employee will be eligible for such bonus payment.

–	An employee who is terminated involuntarily for any other reason prior to the bonus payout will not be eligible for such bonus payment.

Leave of Absence.

–	An employee whose status as an active employee is changed as a result of a leave of absence may be eligible for a pro rata bonus based on actual W-2 base wages net of overtime, prior year’s bonus and any other additives beyond base wages for the bonus period.

Miscellaneous

–	Participation in the plan or the receipt of a bonus under the plan shall not give the recipient any right to continued employment (such employment shall be “at will”). In addition, the receipt of a bonus with respect to any bonus period shall not entitle the recipient to any bonus with respect to any subsequent bonus period.

–	PAETEC shall have the right to deduct from all payments under this plan any Federal or state taxes required by law to be withheld with respect to such payments.

–	PAETEC’s bonus program is discretionary. PAETEC reserves the right, at any time, to modify or amend this plan from time to time, or suspend it or terminate it entirely.